GrandSouth Bank

Salary Continuation Agreement

This Salary Continuation Agreement (this “Agreement”) is made and entered into as of this 31st day of December, 2021, by and between GrandSouth Bank, a South Carolina-chartered bank (the “Bank”), and JB Schwiers, the Bank’s President and Chief Executive Officer (the “Executive”).

Whereas, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable from the Bank’s general assets;

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k)(4)(A)(ii), and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii), 12 CFR 359.1(f)(1)(ii), exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned; and

Whereas, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

Definitions

The following words and phrases used in this Agreement have the meanings specified.

1.1         “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”), as consistently applied in accordance with past practices at the Bank, for the Bank’s obligation to the Executive under this Agreement.

1.2         “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3         “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

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1.4         “Change in Control” means as set forth in the Executive’s written employment, consulting or similar agreement with the Bank or, if “Change in Control” is not defined therein, or if there is no such agreement, “Change in Control” means any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion on the part of the Plan Administrator or any other person –

(a)          the individuals who, as of the date of this Agreement, are members of the Board of Directors of GrandSouth Bancorporation, of which the Bank is a wholly-owned subsidiary (the “Incumbent Board”) cease for any reason during any twelve (12) -month period to constitute more than fifty percent (50%) of the Board of Directors of GrandSouth Bancorporation; provided, however, that if the election, or nomination for election by GrandSouth Bancorporation’s shareholders, of any new director was approved in advance by a vote of more than fifty percent (50%) of the then existing Board of Directors of GrandSouth Bancorporation, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(b)         acquisitions during a twelve (12) – month period ending on the date of the most recent acquisition by such Person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act, specifically excluding a transfer to a subsidiary of GrandSouth Bancorporation) of any voting securities of GrandSouth Bancorporation (the “Voting Securities”) by any Person immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of GrandSouth Bancorporation’s then outstanding Voting Securities; or

(c)         acquisitions of the assets of GrandSouth Bancorporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value (as the term “gross fair market value” is used for purposes of Section 1.409A-3(g)(5)(vi) of the Code) of all of the assets of GrandSouth Bancorporation immediately prior to such acquisitions by any Person during a twelve (12) – month period ending on the date of the most recent acquisition.

1.5         “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.6         “Disability” means as set forth in the Executive’s written employment, consulting or similar agreement with the Bank or, if “Disability” is not defined therein, or if there is no such agreement, “Disability” means because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least twelve (12) months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three (3) months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

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1.7         “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability or Termination for Cause.

1.8         “Effective Date” means January 1, 2021.

1.9         “Intentional” does not mean an act or failure to act on the part of the Executive if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.10         “Normal Retirement Age” means the Executive’s 65th birthday.

1.11         “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

1.12         “Plan Year” means a twelve (12) - month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.13         “Separation from Service” means the Executive’s service as an executive or independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, such status will be determined in compliance with Section 409A of the Code, specifically Prop. Reg. § 1.409A-1(h).

1.14         “Termination for Cause” and “Cause” means as set forth in the Participant’s written employment, consulting or similar agreement with the Bank or, if “Cause” is not defined therein, or if there is no such agreement, “Cause” means, means the Bank and/or GrandSouth Bancorporation terminates the Executive’s employment for any of the following reasons –

(a)         the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b)         disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or

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(c)         intentional wrongful damage by the Executive to the business or property of the Bank or GrandSouth Bancorporation or any of its affiliates, including without limitation the reputation of the Bank or GrandSouth Bancorporation, which in the judgment of the Bank or GrandSouth Bancorporation causes material harm to the Bank or GrandSouth Bancorporation or any of their affiliates, or

(d)         a willful violation by the Executive of any applicable law or significant policy of the Bank or GrandSouth Bancorporation or any of their affiliates that, in the Bank’s or GrandSouth Bancorporation’s judgment, results in an adverse effect on the Bank or GrandSouth Bancorporation or any of their affiliates, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank or GrandSouth Bancorporation, or

(e)         the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank or GrandSouth Bancorporation, under the Bank’s or GrandSouth Bancorporation’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f)         the Executive is removed from office or permanently prohibited from participating in the Bank’s or GrandSouth Bancorporation’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g)         conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for forty-five (45) consecutive days or more.

Article 2

Fifteen (15) – Year Term Certain Benefits Period

2.1         Normal Retirement Benefit. Unless Separation from Service occurs before Normal Retirement Age, when the Executive attains the Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service thereafter is a Termination for Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

2.1.1          Amount of Benefit. The annual benefit under this section 2.1 is One Hundred Thousand & No/100 ($100,000) Dollars.

2.1.2         Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first (1st) day of each month, beginning with the month immediately after the month in which the Executive attains the Normal Retirement Age. The annual benefit shall be paid to the Executive for a fifteen (15) – year term certain period and is otherwise referred to as the salary continuation benefit.

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2.2         Early Termination Benefit. Upon an Early Termination, the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement; provided, however, all of the Executive’s benefits under this section 2.2 shall be forfeited if the Executive (without the prior written consent of the Bank) breaches the restrictive covenants found in Section 10 of his Noncompetition, Severance and Employment Agreement with the Bank dated June 29, 2019 or similar provisions in any effective severance or employment agreement hereafter entered into between the Executive and the Bank and/or GrandSouth Bancorporation.

2.2.1          Amount of Benefit. The annual benefit under this section 2.2 is calculated by taking the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, and amortizing this resulting amount over the period specified in section 2.2.2 beginning with the Executive’s Normal Retirement Age; provided further that, for the sake of clarification, no interest or earnings shall be credited to the Accrual Balance from the Executive’s Separation from Service through the Executive’s Normal Retirement Age.

2.2.2          Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first (1st) day of each month, beginning with the month immediately after the month in which the Executive attains the Normal Retirement Age. The annual benefit shall be paid to the Executive for a fifteen (15) – year term certain period and is otherwise referred to as the salary continuation benefit.

2.3         Disability Benefit. Upon Separation from Service because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1         Amount of Benefit. The annual benefit under this section 2.3 is calculated by taking the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, and amortizing this resulting amount over the period specified in section 2.3.2 beginning with the Executive’s Normal Retirement Age; provided further that, for the sake of clarification, no interest or earnings shall be credited to the Accrual Balance from the Executive’s Separation from Service through the Executive’s Normal Retirement Age.

2.3.2          Payment of Benefit. Beginning with the later of (x) the seventh (7th) month after the Executive’s Separation from Service, or (y) the month immediately after the month in which the Executive attains the Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in twelve (12) equal monthly installments on the first (1st) day of each month. The annual benefit shall be paid to the Executive for a fifteen (15) – year term certain period and is otherwise referred to as the salary continuation benefit.

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2.4         [Reserved].

2.5         [Reserved].

2.6         Contradiction Between the Agreement and Schedule A. Schedule A attached hereto and incorporated herein contains sample calculations of the Executive’s potential benefits under the various sections of this Agreement, using certain assumptions as detailed in the attached Schedule A. These calculations are for illustrative and informational purposes only and are subject to change due to changes in the assumptions from time to time, such as changes in the assumed discount rate, variations between the assumed timing of certain payments and events and the eventual actual timing of such payments and events, and other factors. If there is a contradiction between the terms of this Agreement and Schedule A concerning the actual amount of a particular benefit amount due the Executive under this Agreement, then the actual amount of the benefit as set forth in this Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

2.7         Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six (6) months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.8         One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

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Article 3

Death Benefits

3.1         Death during Active Service. Except as provided in section 5.2, if the Executive dies in active service to the Bank before Normal Retirement Age, the Executive’s Beneficiary shall be entitled to:

3.1.1         Amount of Benefit. The benefit under this section 3.1 is an amount equal to the Executive’s Accrual Balance at the time of the Executive’s death.

3.1.2         Payment of Benefit. The Bank shall pay the Death during Active Service benefit to the Executive’s Beneficiary within sixty (60) days of the Executive’s death.

3.2         Death before any Separation from Service but after Normal Retirement Age and before the End of the Fifteen (15) – Year Term Certain Period. If the Executive dies before any Separation from Service and the Executive is receiving the Executive’s normal retirement benefit provided by section 2.1, but the Executive has not received the Executive’s normal retirement benefit for the full fifteen (15) – year term certain period, the Executive’s Beneficiary shall be entitled to:

3.2.1          Amount and Payment of Benefit. At the Bank’s sole discretion upon the Executive’s death, the benefit under this section 3.2 shall be either: (i) the present value, calculated at the discount rate or rates established by the Plan Administrator, at the Executive’s death of the Executive’s remaining salary continuation benefits as determined under section 2.1, paid to the Executive’s Beneficiary in a lump-sum within sixty (60) days of the Executive’s death; or (ii) the Executive’s remaining salary continuation benefits as determined under section 2.1, paid to the Executive’s Beneficiary at the times specified in section 2.1; provided, however, that no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

3.3         Death after Separation from Service before Normal Retirement Age. If the Executive dies after Separation from Service and the Executive is entitled to the Early Termination benefit provided by section 2.2 or the Disability benefit provided by section 2.3, but has not started receiving such benefits because the Executive has not reached the Normal Retirement Age, the Executive’s Beneficiary shall be entitled to:

3.3.1         Amount of Benefit. The lump-sum benefit under this section 3.3 is the present value, calculated at the discount rate or rates established by the Plan Administrator, at the Executive’s death of the Accrual Balance which existed at the end of the month immediately before the month in which Separation from Service occurred, after compounding this Accrual Balance forward to the Executive’s Normal Retirement Age taking into account interest at the discount rate or rates established by the Plan Administrator. Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit under this section 3.3 would be the Executive’s Accrual Balance which existed at the end of the month immediately before the month in which Separation from Service occurred; provided, however, that no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

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3.3.2          Payment of Benefit. The Bank shall pay the Death after Separation from Service before Normal Retirement Age lump-sum benefit to the Executive’s Beneficiary within sixty (60) days of the Executive’s death.

3.4         Death after Separation from Service after Normal Retirement Age. If the Executive dies after Separation from Service and the Executive is receiving the normal retirement benefit provided by section 2.1, the Early Termination benefit provided by section 2.2, or the Disability benefit provided by section 2.3, the Executive’s Beneficiary shall be entitled to:

3.4.1          Amount and Payment of Benefit. At the Bank’s sole discretion upon the Executive’s death, the benefit under this section 3.4 shall be either: (i) the present value, calculated at the discount rate or rates established by the Plan Administrator, at the Executive’s death of the Executive’s remaining salary continuation benefits as determined under section 2.1, 2.2, or 2.3, as applicable, paid to the Executive’s Beneficiary in a lump-sum within sixty (60) days of the Executive’s death; or (ii) the Executive’s remaining salary continuation benefits as determined under section 2.1, 2.2, or 2.3, as applicable, in the amounts specified in the applicable section, paid to the Executive’s Beneficiary at the times specified in the applicable section; provided, however, that no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

Article 4

Beneficiaries

4.1          Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2         Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

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4.3         Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4         No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5         Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1         Termination for Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is the result of Termination for Cause.

5.2         Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement and the Beneficiary shall be entitled to no benefits if the Executive commits suicide within two (2) years after the date of this Agreement or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3         Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4         Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5         FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c), 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

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Article 6

Claims and Review Procedures

6.1         Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1         Initiation – Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one-hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2         Timing of Bank Response. The Bank shall respond to the claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional ninety (90) days by notifying the claimant in writing before the end of the initial ninety (90) - day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3         Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1          the specific reasons for the denial,

6.1.3.2          a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3          a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4          an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5          a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

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6.2         Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1         Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2         Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3         Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4          Timing of Bank Response. The Bank shall respond in writing to the claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional sixty (60) days by notifying the claimant in writing before the end of the initial sixty (60) - day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5          Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1          the specific reason for the denial,

6.2.5.2          a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3          a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4          a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

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6.3         Disability Claims Procedure.

6.3.1         Each person having or claiming an interest in this Agreement shall have the right to submit a claim with respect to a benefit under this Section 6.3 if the benefit is Disability-related or under Section 6.1 if not Disability-related. Such claim shall be in writing addressed to the Bank and shall be delivered personally or by certified or registered mail, return receipt requested. The claim shall state with particularity:

6.3.1.1         the benefit claimed;

6.3.1.2         the provisions of the Agreement upon which the claimant relies in support of his claim; and

6.3.1.3         all facts believed to be relevant in connection with such claim.

Within forty-five (45) days from the receipt of the claim, a decision on the merits thereof shall be reached and communicated to the claimant. An extension of up to thirty (30) days beyond the initial 45-day period may be made if the Bank determines that such extension of time is required. Failure to so notify the claimant shall be deemed to be a denial of the claim.

6.3.2         In the event that the decision amounts to a denial of the claim in whole or in part, such decision shall be in writing, written in a culturally and linguistically appropriate manner, addressed to the claimant and shall be delivered personally or by certified or registered mail, return receipt requested, setting forth the following:

6.3.2.1         the reason or reasons for rejection of the claim;

6.3.2.2         the particular provisions of the Agreement relied upon in reaching such adverse benefit determination and including specific internal rules, guidelines, protocols, standards or other similar criteria of the Agreement relied upon in making the adverse benefit determination;

6.3.2.3         a description of any additional information needed from the claimant to perfect such claim and the reasons as to why such additional information is needed;

6.3.2.4         a statement outlining the review procedure available hereunder; and

6.3.2.5         a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(i)         the views presented by the claimant to the Bank of health care professionals treating the claimant and vocational professionals who evaluated the claimant;

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(ii)         the views of medical or vocational experts whose advice was obtained on behalf of the Agreement in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(iii)         a disability determination regarding the claimant presented by the claimant to the Bank and made by the Social Security Administration.

The decision will include a statement as to whether or not an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse benefit determination, and if so relied upon, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request. If the adverse benefit determination is based on an exclusion or limit (such as a medical necessity requirement or an experimental treatment exclusion), the claimant shall be provided with an explanation of the scientific or clinical judgment, applying the terms of the Plan to the claimant’s circumstances, or the claimant shall be informed that such explanation shall be provided free of charge upon request.

The decision will include a statement that the claimant is entitled to receive (free of charge) copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

6.3.3         Where a claim has been rejected, or where the claimant has not received notice of a decision as provided under Section 6.3.2 within the forty-five (45) day period (and any extension thereof) specified in Section 6.3.2, the claimant shall have the right, within forty-five (45) days after either the date he receives notice that his claim has been rejected in whole or in part or the last day of the forty-five (45) day period if he received no notice (provided that this shall not release the Bank from the duty to give such notice),

6.3.3.1         to appeal therefrom by delivering a written request to the Bank, either personally or by certified or registered mail, return receipt requested,

6.3.3.2         to request pertinent documents, and

6.3.3.3         to submit issues and comments in writing.

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6.3.4         The Bank shall fully and fairly review the claim and shall have complete discretion to render a decision with respect to the merits of the claim and a notice of the decision, written in a culturally and linguistically appropriate manner, shall be delivered personally or by certified or registered mail, return receipt requested to the claimant. The entire review will be completed within a 45-day period. An extension of up to forty-five (45) days beyond the initial 45-day period may be made if the Bank determines that such extension of time is required. The decision shall include:

6.3.4.1         the specific reason or reasons for the adverse benefit determination;

6.3.4.2         reference to the specific plan provisions on which the benefit determination is based;

6.3.4.3         a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

6.3.4.4         a statement of the claimant’s right to bring an action under ERISA section 502(a) and a description of any applicable contractual limitations period that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;

6.3.4.5         a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(i)         the views presented by the claimant to the Bank of health care professionals and vocational professionals who evaluated the claimant;

(ii)         the views of medical or vocational experts whose advice was obtained on behalf of the Bank in connection with a claimant’s adverse benefit determination; and

(iii)         a disability determination regarding the claimant presented by the claimant to the Bank and which was made by the Social Security Administration.

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If a claim is denied due to a medical judgment, the reviewer will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional consulted will not be the same person consulted in connection with the initial benefit decision (nor be the subordinate of that person). The decision on review also will identify any medical or vocational experts who advised the reviewer in connection with the benefit decision, even if the advice was not relied upon in making the decision. The decision will include a statement as to whether or not an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse benefit determination, and if so relied upon, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request. If the adverse benefit determination is based on an exclusion or limit (such as a medical necessity requirement or an experimental treatment exclusion), the claimant shall be provided with an explanation of the scientific or clinical judgment, applying the terms of the Agreement to the claimant’s circumstances, or the claimant shall be informed that such explanation shall be provided free of charge upon request.

Notwithstanding the foregoing, the Bank will provide the claimant, prior to issuing an adverse benefit determination on appeal, any new or additional evidence or any new or additional rationale considered, relied upon, or generated by the Bank, an insurer, or other person making the benefit determination in connection with the claim sufficiently in advance of the date of determination to provide claimant a reasonable opportunity to respond.

6.3.5         If the claimant believes that the Bank has failed to adhere to the requirements of this section with respect to his claim, and that the claimant should be relieved of any duty to exhaust all administrative remedies, then the claimant may request a written explanation of the violation from the Bank, to be provided by the Bank within 10 days of receipt of the request.

6.3.6         For purposes of this Section 6.3 and Section 6.1 and 6.2, the term “adverse benefit determination” has the meaning defined under the applicable regulation.

Article 7

Miscellaneous

7.1         Amendments and Termination. Subject to section 7.15 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

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7.2         Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3         No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4         Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5         Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

7.6         Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7         Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

7.8         Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay the benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9         Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

7.10         Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

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7.11         Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, GrandSouth Bank, 381 Halton Road, Greenville, South Carolina 29607, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

7.13         Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Bank as provided in this section 7.13, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of Five Hundred Thousand & No/100 ($500,000) Dollars, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Anything in this section 7.13 to the contrary notwithstanding however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and Rule 359.3 of the Federal Deposit Insurance Corporation, 12 CFR 359.3.

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7.14         Internal Revenue Code Section 280G. If as the result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the Bank or its affiliates (together, the “Total Benefits”), and if any of the Total Benefits will be subject to the Excise Tax as set forth in sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Bank shall reduce any payment pursuant to this Agreement to the least extent necessary so that no portion of the payment shall be subject to the Excise Tax.

7.15         Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This section 7.15 shall become null and void effective immediately upon a Change in Control.

Article 8

Administration of Agreement

8.1         Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Bank’s board of directors or such committee or person(s) as the board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2          Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3         Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions.

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8.4         Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5         Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

Executive:	Bank:

GrandSouth Bank

By:
JB Schwiers
Its:

And By:

Its:

Beneficiary Designation

GrandSouth Bank

Salary Continuation Agreement

I, JB Schwiers, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

Primary:

.

Contingent:

.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:	_____________________________________
JB Schwiers
Date:	__________________, 2021

Accepted by the Bank this _______ day of __________________, 2021.

By: ________________________________

Print Name: __________________________

Title: ______________________________

Schedule A

GrandSouth Bank

Salary Continuation Agreement

JB Schwiers

SCHEDULE A ASSUMPTIONS:

1.	Please Note: The Schedule A calculation attached to the Agreement and subsequently provided from time to time is for illustrative and informational purposes only and is subject to change due to changes in the assumptions from time to time, including without limitation, changes in the assumed discount rate and variations between the assumed timing of certain payments and the eventual actual timing of such payments. The actual amount of the benefit will be calculated when the Executive is entitled to commence the benefit. Until then, the Plan Administrator may prepare a revised Schedule A for the Executive for planning purposes. The actual benefit will be determined in accordance with the terms of the Agreement.

2.	Schedule A calculations assume a benefit payable to the Executive for a fifteen (15) – year term certain period from age sixty-five (65).

3.	The change-in-control benefit for the Executive is an amount equal to his Accrual Balance at the time of the change-in-control.

4.	The Schedule A calculations assume that payment of the early termination and disability benefits begins immediately after the Executive attains age sixty-five (65). The possible six (6) – month delay because of Internal Revenue Code section 409A is ignored for calculation purposes.

5.	The early termination and disability benefits are actually based on the Executive’s Accrual Balance existing at the end of the month immediately before early termination occurs or immediately before the month in which termination because of disability occurs, and amortizing this resulting amount for a fifteen (15) – year term certain period beginning with the Executive’s Normal Retirement Age. For clarity, Schedule A shows early termination and disability benefits based on the Executive’s end-of-year Accrual Balances.

For the Executive, the change-in-control benefit is based on his Accrual Balance when the change in control occurs. For clarity, the Schedule A shows change-in-control benefits based on end-of-year Accrual Balances for all years after 2021.

Schedule A

GrandSouth Bank

Salary Continuation Agreement

JB Schwiers